EX-99.d.1

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT, dated February 24, 2014, between Horizons ETF Trust (the “Trust”), a Delaware statutory trust, on behalf of the separate series of the Trust set forth in Exhibit A (each, a “Fund” and collectively, the “Funds”), and Horizons ETFs Management (USA) LLC (the “Investment Manager”), a Delaware limited liability company.

WHEREAS, the Investment Manager has agreed to furnish investment advisory services to each Fund of the Trust, an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Board of Trustees of the Trust has established and designated the Funds as series of the Trust; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Investment Manager is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.      In General.  The Investment Manager agrees, as more fully set forth herein, to act as investment adviser to each Fund with respect to the investment of the Fund’s assets and to supervise and arrange for the day to day operations of each Fund and the purchase of securities for and the sale of securities held in the investment portfolio of each Fund.

2.      Duties and Obligations of the Investment Manager with Respect to Investment of Assets of the Funds.  Subject to the succeeding provisions of this section and subject to the direction and control of the Trust’s Board of Trustees, the Investment Manager shall (i) act as investment adviser for and supervise and manage the investment and reinvestment of each Fund’s assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) supervise continuously the investment program of each Fund and the composition of its investment portfolio; (iii) arrange, subject to the provisions of paragraph 4 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of each Fund; and when applicable (iv) provide investment research to each Fund.

3.      Duties and Obligations of Investment Manager with Respect to the Administration of the Funds.  The Investment Manager also agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Funds’ administrator (the “Administrator”), custodian (the “Custodian”), transfer agent (the “Transfer Agent”) and dividend disbursing agent (the “Dividend Disbursing Agent”) and other service providers) for the Funds.  To the extent requested by the Trust, the Investment Manager agrees to provide, or arrange for the provision of, the following administrative services:

a)      Oversee the determination and publication of each Fund’s net asset value in accordance with the Fund’s policy as adopted from time to time by the Board of Trustees;

b)      Oversee the maintenance by the Funds’ Administrator, Custodian and/or Transfer Agent and Dividend Disbursing Agent of certain books and records of the Funds as required under Rule 31a

1(b)(4) of the 1940 Act and maintain (or oversee maintenance by such other persons as are approved by the Board of Trustees) such other books and records required by law or for the proper operation of the Funds;

c)      Oversee the preparation and filing of each Fund’s federal, state and local income tax returns and any other required tax returns;

d)      Review the appropriateness of, and arrange for payment of, each Fund’s expenses;

e)      Oversee the preparation for review and approval by officers of the Trust financial information for each Fund’s semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

f)      Oversee the preparation for review by an officer of the Trust each Fund’s periodic financial reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR, Form N-CSR, Form N-PX, Form N-Q, and such other reports, forms and filings, as may be mutually agreed upon;

g)      Prepare such reports relating to the business and affairs of each Fund as may be mutually agreed upon and not otherwise appropriately prepared by the Fund’s Administrator, Custodian, counsel or auditors;

h)      Make such reports and recommendations to the Board of Trustees concerning the performance of the independent accountants as the Board of Trustees may reasonably request or deems appropriate;

i)      Make such reports and recommendations to the Board of Trustees concerning the performance and fees of the Funds’ Administrator, Custodian and Transfer Agent and Dividend Disbursing Agent as the Board of Trustees may reasonably request or deems appropriate;

j)      Oversee and review calculations of fees paid to the Funds’ service providers;

k)      Oversee each Fund’s portfolio and perform necessary calculations as required under Section 18 of the 1940 Act;

l)      Consult with the Trust’s officers, independent accountants, legal counsel, Administrator, Custodian, Transfer Agent and Dividend Disbursing Agent in establishing the accounting policies of the Funds and monitor financial and shareholder accounting services;

m)      Determine the amounts available for distribution as dividends and distributions to be paid by each Fund to its shareholders; prepare and arrange for the printing of dividend notices to shareholders; and provide each Fund’s Dividend Disbursing Agent and Custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund’s dividend reinvestment plan;

n)      Prepare such information and reports as may be required by any banks from which a Fund borrows funds;

o)      Provide such assistance to the Administrator, Custodian and the Trust’s counsel and auditors as generally may be required to properly carry on the business and operations of the Funds;

p)      Respond to shareholder (including any potential shareholder) inquiries relating to the Funds or refer such inquiries to the Trust’s officers or service providers, as appropriate; and

q)      Supervise any other aspects of the Funds’ administration as may be agreed to by the Trust and the Investment Manager.

All services are to be furnished through the medium of any directors, officers or employees of the Investment Manager or its affiliates or through the medium of any third parties as the Investment Manager deems appropriate in order to fulfill its obligations hereunder.

4.      Covenants.  a)  In the performance of its duties under this Agreement, the Investment Manager shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable Rules and Regulations of the SEC; (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objectives and policies of each Fund as set forth in the Trust’s Registration Statement on Form N-1A, the resolutions of the Board of Trustees and the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time; and (v) any policies and determinations of the Board of Trustees of the Trust.

b)	In addition, the Investment Manager will and shall have the authority to:

i.   open up trading accounts with any broker or dealer and place orders either directly with the issuer or with any broker or dealer.  Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Investment Manager will attempt to obtain the best price and the most favorable execution of its orders in compliance with applicable securities laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In placing orders, the Investment Manager will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency.  Consistent with this obligation, the Investment Manager may select brokers on the basis of the research, statistical and pricing services they provide to the Funds and other clients of the Investment Manager. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Investment Manager hereunder.  A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Investment Manager determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Investment Manager to the Funds and its other clients and that the total commissions paid by each Fund will be reasonable in relation to the benefits to the Fund over the long term.  Subject to the foregoing and the provisions of the 1940 Act, the Exchange Act, and other applicable provisions of law, the Investment Manager may select brokers and dealers with which it or the Trust is affiliated;

ii.              maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates.  When the Investment Manager makes investment recommendations for the Funds, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for a Fund’s account are customers of the commercial department of its affiliates; and

iii.              treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust, the Funds, and the Funds’ prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Investment Manager may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

5.      Services Not Exclusive.  Nothing in this Agreement shall prevent the Investment Manager or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Investment Manager or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Investment Manager will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

6.      Sub-Managers.  The Investment Manager may from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more sub-managers, including, without limitation, affiliates of the Investment Manager, to perform investment advisory services with respect to a Fund.  The Investment Manager may terminate any or all sub-managers in its sole discretion at any time to the extent permitted by applicable law.

7.      Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request.  The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

8.      Expenses.  During the term of this Agreement, the Investment Manager will bear its own costs of providing services under this Agreement.  The Investment Manager agrees to pay all expenses incurred by the Funds except for the fee paid to the Investment Manager pursuant to this Agreement, interest expenses, taxes, brokerage commissions and other expenses connected with executions of portfolio transactions, acquired fund fees and expenses, distribution fees or expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act, and extraordinary expenses.

9.      Compensation of the Investment Manager.   a)  The Trust agrees to pay to the Investment Manager and the Investment Manager agrees to accept as full compensation for all services rendered by the Investment Manager as such, a monthly fee (the “Investment Management Fee”) in arrears at an annual rate equal to the amount set forth in Schedule A hereto of the average daily value of each Fund’s Net Assets.  “Net Assets” means the total assets of a Fund minus the sum of the accrued liabilities.  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

b)      For purposes of this Agreement, the Net Assets of a Fund shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the value of the Fund’s assets or delegating such calculations to third parties.

10.      Indemnity.  (a)  The Trust may, in the discretion of the Board of Trustees of the Trust, indemnify the Investment Manager, and each of the Investment Manager’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Investment Manager’s request as director, officer, partner, member, trustee or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Trust and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Trustees of the Trust.

b)      The Trust may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Trustees of the Trust determine that the facts then known to them would not preclude indemnification.  In addition, at least one of the following conditions must be met:  (A) the Indemnitee shall provide security for such Indemnitee undertaking, (B) the Trust shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees of the Trust who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

c)      All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Trust, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.  All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (2) above.

The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

11.      Limitation on Liability.  The Investment Manager will not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Manager or by the Funds in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.  As used in this Section 11, the term “Investment Manager” shall include any affiliates of the Investment Manager performing services for the Trust contemplated hereby and partners, directors, officers and employees of the Investment Manager and of such affiliates.

12.      Duration and Termination.  This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to a Fund as provided herein, shall continue in effect for a period of two years.  Thereafter, if not terminated, this Agreement shall continue in effect with respect to each Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or the vote of a majority of the outstanding voting securities of each Fund at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of any penalty, upon giving the Investment Manager 60 days’ notice (which notice may be waived by the Investment Manager), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time, or by the vote of the holders of a majority of the voting securities of each Fund at the time outstanding and entitled to vote, or by the Investment Manager on 60 days’ written notice (which notice may be waived by the Trust). This Agreement will also immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

13.      Notices.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

14.      Amendment of this Agreement.  This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Board of Trustees of the Trust, including a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the 1940 Act, by a vote of a majority of the outstanding voting securities of each Fund.

15.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of New York, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control

16.      Use of the Name Horizons ETF.  The Investment Manager has consented to the use by the Trust of the name or identifying words Horizons ETF in the name of the Trust.  Such consent is conditioned upon the employment of the Investment Manager as the investment adviser to the Funds.  The name or identifying words Horizons ETF may be used from time to time in other connections and for other purposes by the Investment Manager and any of its affiliates.  The Investment Manager may require the Trust to cease using Horizons ETF in the name of the Trust if the Trust ceases to employ, for any reason, the Investment Manager, any successor thereto or any affiliate thereof as investment adviser of the Funds.

17.      Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

18.      Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

HORIZONS ETF TRUST

By: /s/ Andrew Nathanson Name: Andrew Nathanson Title: Secretary

HORIZONS ETFS MANAGEMENT (USA) LLC

By: /s/ Robert Shea Name: Robert Shea Title: Executive Vice President

Exhibit A

Horizons Korea KOSPI 200 ETF
Horizons China High Dividend Yield ETF
Horizons Canada S&P/TSX 60TM ETF

Schedule A

Name of Fund	Investment Management Fee
Horizons Korea KOSPI 200 ETF	0.38%
Horizons China High Dividend Yield ETF	0.55%
Horizons Canada S&P/TSX 60TM ETF	0.38%